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                                   Exhibit 5.1
                Opinion and Consent of Jones, Day, Reavis & Pogue



                                 August 13, 1996




Fabri-Centers of America, Inc.
5555 Darrow Road
Hudson, Ohio 44236

         Re:  Fabri-Centers of America, Inc. 1994 Executive Incentive Plan
              ------------------------------------------------------------

Dear Ladies and Gentlemen:

         We have acted as special counsel for Fabri-Centers of America, Inc., an Ohio corporation (the "Company"), in connection with the registration of the Company's Class A Common Shares, without par value ("Class A Stock"), and Class B Common Shares, without par value ("Class B Stock," together with Class A Stock, the "Common Stock"), that may be issued or transferred and sold under the Company's 1994 Executive Incentive Plan (the "1994 Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of Common Stock that may be issued pursuant to the 1994 Plan are duly authorized and will be, when issued in accordance with the 1994 Plan and any agreements contemplated thereby, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 Registration Statement being filed by the Company to effect registration of the Common Stock to be issued and sold pursuant to the 1994 Plan under the Securities Act of 1933.

                                Very truly yours,




                                Jones, Day, Reavis & Pogue